Exhibit 4.2

Share certificate

Number of certificate	Number of shares

EUCRATES BIOMEDICAL ACQUISITION CORP.

Company number 2042314

(COMPANY)

INCORPORATED UNDER THE BVI BUSINESS COMPANY ACT, 2004, AS AMENDED

This is to certify that __________________ of ________________________________________________ is the registered holder of ________________________ ordinary shares of no par value each being fully paid in the above-named company, subject to the memorandum and articles of association of the company.

Given under the Common Seal of the Company this _________________________________

Director